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Exhibit 10.15

SETTLEMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS

        This Settlement Agreement and General Release of Claims ("Agreement") is made as of September 29, 2003, by Terence R. Montgomery ("Montgomery") and Infrasource, Inc. ("Infrasource" or "the Company") (formerly known as Exelon Infrastructure Services, Inc.). In consideration of the mutual premises, obligations, and payments described herein and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Montgomery and Infrasource agree as follows:

1.
Infrasource will pay to Montgomery a lump sum of $657,621.00 on the date of the pending closing of the sale of Infrasource (the "Closing"), less all legally applicable or required withholdings and deductions.

2.
For a period of six (6) years following the Closing, Exelon will provide Montgomery coverage as an additionally insured party under Exelon's Directors and Officers Insurance Policy to the same extent as other peer executives of Exelon and its subsidiaries for any acts or omissions by Montgomery for the period during which Montgomery served as an officer or director of the Company through the Closing (i.e., tail coverage), subject in all cases to the terms of such policy. Exelon shall provide Montgomery with a copy of its Directors and Officers Insurance Policy within ten business days of receiving a written request for such policy from Montgomery.

3.
In exchange for the consideration described in paragraphs 1, 2 and 11 herein, which Montgomery acknowledges is being paid in consideration for Montgomery entering into this Agreement, Montgomery knowingly and voluntarily waives and releases, except as set forth in paragraph 6 below, any and all claims that he now has or may ever have had against the following persons and organizations:

a.
Exelon Corporation, Exelon Energy Delivery Company, LLC, Exelon Generation Company, LLC, Exelon Business Services Company, Exelon Enterprises Company, LLC, Commonwealth Edison Company, PECO Energy Company, Infrasource, Inc., and all of their respective affiliates, successors and subsidiaries, whether wholly or partially owned (the "Released Parties"); and

b.
Any and all officers, directors, employees, shareholders, fiduciaries, agents, and benefit plans of any Released Party.

4.
Montgomery understands and agrees that, in signing this Agreement, he is waiving and releasing any and all claims of whatever nature that he now has or may ever have had against the Released Parties pursuant to the Employment Agreement Montgomery and Infrasource entered into on September 15, 2000, as amended (the "Employment Agreement").

5.
Montgomery further understands and agrees that, in signing this Agreement, he is waiving and releasing any and all claims of whatever nature that he now has or may ever have had against the Released Parties, including but not limited to:

a.
Claims of age discrimination under the federal Age Discrimination in Employment Act, as amended;

b.
Claims of race, color, sex, national origin and religious discrimination in employment under Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended;

c.
Claims of disability discrimination under the Americans with Disabilities Act, as amended;

d.
Claims arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local statute, ordinance or regulation;

  e.
  Claims under the federal Family and Medical Leave Act or any state or local statute, ordinance or regulation regarding family or medical leave;

  f.
  Claims arising under the Fair Labor Standards Act, as amended, or any state or local statute, ordinance or regulation regarding wages and hours of employment;

  g.
  Claims of discrimination in employment or retaliation under any federal, state or local statute, ordinance, regulation, or constitution;

  h.
  Claims of breach of contract or other duty or claims for paid time off, bonuses, incentive compensation or other benefits;

  i.
  Any common law or statutory claims of wrongful discharge and any other common law tort or statutory claims; and

  j.
  Claims for attorneys' fees.

6.
Notwithstanding the foregoing, it is understood and agreed that Montgomery is not waiving or releasing:

a.
Ordinary claims for benefits under the Company's retirement, savings, life and health care plan claims procedures;

b.
To the extent Montgomery has not been paid a gross amount of $8,300.00 (83,000 options at $.10 per option) in exchange for his forfeiture of his Infrasource stock options, he is not waiving the right to receive such payment; and

c.
Montgomery is not waiving or releasing his right to $9,275.00 held on his behalf in the Company's Deferred Compensation Plan and such amounts shall be paid to him or held in accordance with the terms of that Plan.

d.
The obligations of the Company under this Agreement.

7.
Montgomery agrees to withdraw, with prejudice, all claims, charges, complaints, grievances, and other actions, that he has filed against Infrasource and any other Released Party which may now be pending in any state or federal court or agency.

8.
At the Closing, Infrasource shall forgive Montgomery's existing tax loan in the amount of $16,095.00.

9.
Any unvested portion of Montgomery's 16,700 shares of restricted stock shall vest at the Closing.

10.
Infrasource acknowledges and agrees that Montgomery's anticipated employment and/or continued employment with Infrasource, at or after the Closing, shall not constitute a violation or breach of any of Montgomery's obligations under the Employment Agreement.

11.
Infrasource shall pay to Montgomery a closing bonus in the amount of $60,000.00, less all legally applicable or required withholdings and deductions, at the Closing.

12.
Infrasource and all other Released Parties expressly deny any liability or wrongdoing of any nature whatsoever with regard to Montgomery and his employment. Nothing in this Agreement shall be construed as an admission or concession by Infrasource or any other Released Party of liability or wrongdoing of any nature, and Montgomery agrees that he may not introduce this Agreement or any or its terms in any action or proceeding as evidence of such an admission or concession. Nothing, however, shall prevent either party from introducing this Agreement in any action to enforce any or all of the terms hereof.

13.
Montgomery agrees not to engage in any action that might reveal the existence or terms of this Agreement, to anyone, including, but not limited to, past, present, and future employees of the

  Released Parties, except as required by his official duties as Chief Financial Officer and except that Montgomery may reveal the terms of this Agreement to his attorney, tax preparer, and spouse or where otherwise required by law.

14.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, to the extent such laws are not preempted by applicable federal law.

15.
Each of the Released Parties shall be a third party beneficiary of this Agreement, and this Agreement shall not be amended in a manner that adversely affects any Released Party without the advance written consent of such Released Party.

16.
The parties agree that this Agreement embodies the entire agreement and understanding of the parties with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, whether oral or written, between the parties. The parties each agree and acknowledge that they have not relied on any oral or written statements other than those contained herein, and that this Agreement may be modified only in writing.

17.
Montgomery acknowledges that, at the time he was given this Agreement, he was provided at least twenty-one (21) days in which to consider whether he would sign this Agreement. Montgomery further acknowledges that, in the event that he has signed this Agreement before the expiration of his 21 day consideration period, his decision to do so is knowing, voluntary and uncoerced. Montgomery also acknowledges that, at the time he was given this Agreement, he was informed in writing that he should consult with an attorney before signing this Agreement. Montgomery has had an opportunity to consult with an attorney and has either done so or has made a knowing, voluntary and uncoerced decision to sign this Agreement without consulting with legal counsel.

18.
Montgomery acknowledges that he has been informed that he may revoke his waiver of claims arising under the Age Discrimination in Employment Act by delivering a letter to Glenn D. Newman, Deputy General Counsel, Exelon Business Services Company Legal Department, 10 South Dearborn, 35th Floor, Chicago 60603 within seven days of the date the has signed this Agreement. If Montgomery does not notify the Company of the revocation of such waiver, this Agreement shall be voidable in its entirety by Infrasource in its sole discretion upon written notification to Montgomery. If Montgomery does not revoke his waiver of such claims within the seven-day period described in this paragraph, this Agreement and General Release will be legally binding and enforceable.

19.
The obligations of the parties under this agreement are contingent upon the consummation of the Closing. All actions and payments described to occur at the Closing shall occur simultaneously with the Closing.

20.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

    THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING, THAT THEY HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO REVIEW THE AGREEMENT WITH AN ATTORNEY OF THEIR CHOOSING, THAT THEY UNDERSTAND THE AGREEMENT'S TERMS AND CONDITIONS, AND THAT THEY INTEND TO BE LEGALLY BOUND THEREBY.

INFRASOURCE, INC.:

/s/ TERENCE R. MONTGOMERY Terence R. Montgomery	By:	/s/ GEORGE H. GILMORE JR.

September 24, 2003 Date	22 September 2003 Date

Exelon Corporation is executing this Agreement solely for the purposes of its obligations in Paragraph 2 of this Agreement. Exelon is not a party to any other provision of this Agreement.

EXELON CORPORATION

By:	/s/ GEORGE H. GILMORE JR.

22 September 2003 Date

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SETTLEMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS